Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 of our report dated March 31, 2022, with respect to our audit of the consolidated financial statements of XpresSpa Group, Inc. as of and for the year ended December 31, 2021, appearing in the Annual Report on Form 10-K of XpresSpa Group, Inc. for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey

May 17, 2022